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                                                                    Exhibit 99.1

      NOMINEES FOR DIRECTOR -- CLASS II, THREE YEAR TERMS EXPIRING IN 2007
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ROBERT J. KEEGAN

Chairman of the Board, Chief Executive Officer and President of Goodyear

Mr. Keegan joined Goodyear on October 1, 2000, and he was elected President and Chief Operating Officer and a Director of Goodyear on October 3, 2000 and President and Chief Executive Officer effective January 1, 2003. Mr. Keegan became Chairman of the Board effective July 1, 2003. Prior to joining Goodyear, Mr. Keegan was an Executive Vice President of Eastman Kodak Company. He held various marketing, financial and managerial posts at Eastman Kodak Company from 1972 through September 2000, except for a two year period beginning in 1995 when he was an Executive Vice President of Avery Dennison Corporation.

Age: 56

Director since: October 3, 2000

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RODNEY O'NEAL

President, Dynamics, Propulsion, Thermal & Interior Sector, Delphi Corporation

Mr. O'Neal has served in various managerial positions at Delphi Corporation since 1999 and has served as the President of the Dynamics, Propulsion, Thermal & Interior Sector since January 1, 2004. Mr. O'Neal also served in various managerial and engineering positions at General Motors Corporation from 1976 to 1999, including vice president of General Motors and president of Delphi Interior Systems prior to Delphi's separation from General Motors.

Age: 50

Director since: February 3, 2004

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SHIRLEY D. PETERSON

Retired. Formerly partner in the law firm of Steptoe & Johnson

Mrs. Peterson was President of Hood College from 1995-2000. From 1989 to 1993 she served in the U.S. Government, first appointed by the President as Assistant Attorney General in the Tax Division of the Department of Justice, then as Commissioner of the Internal Revenue Service. She was also a partner in the law firm of Steptoe & Johnson LLP where she served a total of 22 years from 1969 to 1989 and from 1993 to 1994. Mrs. Peterson is also a director of AK Steel Corp., Federal-Mogul Corp. and is an independent trustee for Scudder Mutual Funds.

Age: 62

Director since: April 13, 2004

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        NOMINEE FOR DIRECTOR -- CLASS I, ONE YEAR TERM EXPIRING IN 2005
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JOHN G. BREEN

Retired. Formerly Chairman of the Board of The Sherwin-Williams Company, a manufacturer of paints, coatings and related products.

Mr. Breen was the Chairman of the Board and Chief Executive Officer of The Sherwin-Williams Company from January 15, 1979 to October 25, 1999, when he retired as Chief Executive Officer. He served as Chairman of the Board of The Sherwin-Williams Company until April 26, 2000, when he retired. He is a director of The Sherwin-Williams Company, Mead Westvaco Corporation, Parker-Hannifin Corporation and The Stanley Works.

Age: 69

Director since: January 7, 1992

            CONTINUING DIRECTORS -- CLASS I, TERMS EXPIRING IN 2005
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SUSAN E. ARNOLD

President, Global Personal Beauty Care and Global Feminine Care of The Procter & Gamble Company

Ms. Arnold has held various marketing and managerial positions at The Procter & Gamble Co. since 1980, and was named President -- Global Skin Care in 1999. Since 1999, Ms. Arnold has served as President of various Procter & Gamble businesses, most recently as President -- Global Personal Beauty Care and Global Feminine Care.

Age: 50

Director since: January 21, 2003

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GARY D. FORSEE

Chairman of the Board and Chief Executive Officer, Sprint Corp.

Mr. Forsee has served as Sprint Corp.'s Chief Executive Officer since March 19, 2003. Mr. Forsee has also served as Sprint's Chairman of the Board of Directors since May 12, 2003. Prior to joining Sprint Mr. Forsee served as the Vice Chairman-Domestic Operations of BellSouth Corporation from December 2001 to February 2003, and held other managerial positions at BellSouth from September 1999 to December 2001. Prior to joining BellSouth, Mr. Forsee was President and Chief Executive Officer of Global One, a global telecommunications joint venture, from January 1998 to July 1999.

Age: 54

Director since: August 6, 2002

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WILLIAM J. HUDSON, JR.

Retired. Formerly President and Chief Executive Officer and a Director of AMP, Incorporated, a global manufacturer of electrical and electronic components and assemblies.

Mr. Hudson was the President and Chief Executive Officer of AMP, Incorporated from January 1, 1993 to August 10, 1998. Mr. Hudson served as the Vice Chairman of AMP, Incorporated from August 10, 1998 to April 30, 1999. Mr. Hudson is a director of Keithley Instruments Company, a member of the Executive Committee of the United States Council for International Business, and a director of the Pinnacle Health Foundation.

Age: 69

Director since: November 7, 1995
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           CONTINUING DIRECTORS -- CLASS III, TERMS EXPIRING IN 2006
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JAMES C. BOLAND

Vice Chairman of Cavs/Gund Arena Company

Mr. Boland was the President and Chief Executive Officer of Cavs/Gund Arena Company (the Cleveland Cavaliers professional basketball team and Gund Arena) from 1998 to December 31, 2002, when he became Vice Chairman. Prior to his retirement from Ernst & Young in 1998, Mr. Boland served for 22 years as a partner of Ernst & Young in various roles including Vice Chairman and Regional Managing Partner, as well as a member of the firm's Management Committee. Mr. Boland is a director of International Steel Group Inc., Invacare Corporation and The Sherwin-Williams Company.

Age: 64

Director since: December 18, 2002

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STEVEN A. MINTER

Retired. Formerly President and Executive Director of The Cleveland Foundation, a community trust devoted to health, education, social services and civic and cultural affairs.

Mr. Minter was the President and Executive Director of The Cleveland Foundation, Cleveland, Ohio, from January 1, 1984 to June 30, 2003, when he retired. Since September 1, 2003, Mr. Minter has served as a part-time Executive-in-Residence at Cleveland State University. Mr. Minter is a director of KeyCorp and a trustee of The College of Wooster.

Age: 65

Director since: February 12, 1985

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JAMES M. ZIMMERMAN

Retired. Formerly Chairman of the Board of Federated Department Stores Inc., a national retailer.

Mr. Zimmerman served as the Chairman of the Board of Federated Department Stores, Inc. from May 1997 to January 2004, and was its Chief Executive Officer from May 1997 to February 2003. Mr. Zimmerman also served as Federated's President and Chief Operating Officer from May 1988 to May 1997. He was first employed by Federated in 1965. Mr. Zimmerman is also a director of Chubb Corporation, H. J. Heinz Company and Convergys Corporation.

Age: 60

Director since: June 5, 2001

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                               RETIRING DIRECTOR
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Dr. Agnar Pytte, after more than sixteen years of service as a director, will retire immediately prior to the Annual Meeting.

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